Exhibit 10.12

                             JOHN H. HARLAND COMPANY

                2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS



         1. Purpose. The purpose of the Plan is to enable John H. Harland Company (the "Company") to compensate non-employee Directors ("Directors") who contribute to the Company's success by their abilities, ingenuity and knowledge, and to better ensure that the interests of such Directors are more closely aligned with the interests of the Company's shareholders.

         2. Shareholder Approval. This Plan shall not be effective unless and until approved by the shareholders of the Company at their annual meeting in 2005. If the Plan is so approved by the Company's shareholders, the retainer fees and meeting fees that otherwise would be payable prior to the annual shareholders' meeting in 2005 under Sections 3, 4 or 5 (if the shareholders had approved the Plan on or before January 1, 2005) shall become payable on the first day of the month that immediately follows the date of such shareholder's meeting. If the Company's shareholders do not approve the Plan at the Company's annual meeting in 2005, this Plan shall be null and void and no payments shall be made under this Plan.

         3. Payment of Annual Retainer in Common Stock. An annual retainer fee covering the calendar year shall be paid in Common Stock of the Company, in such amount as approved by the Company's Board of Directors ("Board"). Such shares shall be issued in arrears on a quarterly basis, representing consideration for services performed for the calendar quarter then ended. In the event that a Director has elected to defer receipt of the annual retainer, pursuant to
Section 6 below, such annual retainer will be credited to his or her Account (as defined below) on a quarterly basis. The annual retainer shall be subject to increase or decrease by action of the Board.

         4. Payment of Other Annual Retainers. In addition to the annual Common Stock retainer, the Board may approve an annual cash retainer for all Directors as well as annual cash fees for the Chairs of Board Committees and the Lead Director, if any. Such payments shall be made quarterly in arrears. At the option of the Director, such retainers may be paid in shares of Common Stock, valued as set forth in Section 6(b)(iv) below. In the event the Director elects to defer receipt of such retainers, such amounts will be credited to his or her Account on a quarterly basis. Such retainers shall be subject to change by action of the Board.

         5. Meeting Fees. In addition to payment of the annual retainers provided for in Sections 3 and 4, each Director shall be paid such additional cash fees for attendance at Board and Board Committee meetings as approved by the Board from time to time. At the option of the Director, any of such fees may be paid or deferred in shares of Common Stock, valued as set forth in Section 6(b)(v) below.

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         6. Deferral of Compensation. Directors may elect to defer the receipt of all or any portion of the annual retainers, as well as meeting and committee fees payable to such Director (the "Deferrable Compensation"), in accordance with the provisions of this Section 6.

(a) Deferral of Compensation. A Director may elect to defer all or any portion of Deferrable Compensation by executing and delivering an election form to the Company no later than the December 31 prior to the year that the services for which the Deferrable Compensation would be paid are performed. A newly-elected Director may elect to defer Deferrable Compensation for services performed after the effective date of his or her deferral election by executing and delivering an election form to the Company within 30 days after the effective date of his or her election to the Board. A newly-elected Director's election shall be effective when delivered to the Company for Deferrable Compensation that would be paid with respect to such Director's services performed after such date. Once an election is in effect with respect to any calendar year, it shall remain in effect for any subsequent calendar year unless a new election form is delivered to the Company no later than the December 31 prior to any such subsequent year. Notwithstanding the foregoing, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended, (the "Code") and the Treasury Regulations and other guidance issued thereunder, a Director may terminate participation in this Plan or cancel an outstanding deferral election for Deferrable Compensation earned after December 31, 2004; provided that amounts subject to the termination or cancellation will be includible in the Director's income as earned.

(b) Deferred Compensation Account.

                           (i) The Company shall establish a deferred
compensation bookkeeping account (the
"Account") for each Director electing to defer Deferrable Compensation. Subaccounts within an Account may be established and maintained by the Company as necessary or appropriate to administer this Plan. As of the date payments of Deferrable Compensation otherwise would be made to the Director, the Company shall credit to the Account, in cash or stock equivalents, the amount of Deferrable Compensation which the Director has elected to defer.

                           (ii) If the Director elects to defer and invest the
annual cash retainers or meeting fees
in cash, the Account shall be credited with the dollar amount of the deferral. Interest shall be credited to the cash balance in the Account as of the last day of each calendar month until the total cash balance in the Account has been paid out in accordance with the provisions hereof. The interest rate for each calendar month shall be equal to the Prime Rate in effect as of the last business day of the month as published in the Wall Street Journal.

                           (iii) If the Director elects to defer the annual
Common Stock retainer referred to in
Section 3, the Account shall be credited with stock equivalents on a quarterly basis equal to the number of shares of Common Stock deferred by the Director.

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                           (iv) If the Director elects to defer and invest the
annual cash retainers referred to in
Section 4 in shares of Common Stock, the stock balance in the Account shall be credited as of the last day of the calendar quarter with stock equivalents computed by dividing the amount of such retainer (prorated for such quarter) by the closing price of the Common Stock on the New York Stock Exchange on such date.

                           (v)      If the Director  elects to defer and invest
the meeting fees referred to in Section 5 in shares of Common Stock, the stock balance in the Account shall be credited as of the meeting date with stock equivalents computed by dividing the amount of such fee by the closing price of the Common Stock on the New York Stock Exchange on such date.

                           (vi) The stock balance in the Account shall be
credited as of the payment date for any cash dividend on the Common Stock with additional stock equivalents computed by multiplying the per share dividend by the number of stock equivalents credited to the Account and dividing the product thereof by the closing price of the Common Stock on the New York Stock Exchange on the dividend payment date. The Account shall be credited as of the payment date for any stock dividend on the Common Stock with additional stock equivalents computed by multiplying the per share dividend by the number of stock equivalents credited to the Account.

                  (c)      Distribution.

                           (i) Except as otherwise provided in the Plan, the
balance in the Account shall be
distributed (or begin to be distributed) to the Director commencing on the date which the Director has specified on the applicable election form (the "commencement date"); provided, however, that such commencement date must be no later than the Director's 65th birthday or the date of the Director's "separation from service" (as defined under Section 409A of the Code), whichever is later. The balance in the Account shall be distributed either in a lump sum or, at the Director's election, in monthly, quarterly or annual installments, over a period not to exceed 10 years from the commencement date; provided, however, that distributions of stock equivalents may not be made more frequently than semi-annually. The lump sum or first periodic installment shall be distributed by the Company as promptly as practicable, but not more than 30 days following the commencement date. If a Director fails to make an election as to the form of distribution, his or her distribution shall be made in a lump sum.

                           (ii) Notwithstanding Section 6(c)(i), in the event
the Director "separates from service"
(within the meaning of Section 409A of the Code) as a result of involuntary removal from the Board, other than after a Change in Control, as defined below, the balance in the Account shall be payable in a lump sum within 30 days after January 1 of the following year.

                           (iii) Notwithstanding Section 6(c)(i) in the event of
the Director's death, the balance in
the Director's Account shall be distributed in a lump sum to the beneficiaries designated by the Director on the election form or, in the event a Director fails to designate a beneficiary, or the designated beneficiaries do not survive the Director or after checking such person's last known mailing address, the whereabouts of such designated beneficiary is unknown and no death benefit claim is submitted to the Company by such person within one year after the date of the Director's death, then the Account shall be distributed to the Director's estate. The provisions of the Plan shall apply to and be binding upon the beneficiaries, distributees and personal representatives and any other successors in interest of the Director.

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                           (iv) Notwithstanding Section 6(c)(i) above, in the
event of the Director's disability, the
Director's Account shall be distributed to the Director (or the Director's legal guardian, if applicable). For purposes of this Plan, "disability" means the Director's inability to engage in any substantial gainful activity by reason of a medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months

                           (v) Distribution of the cash credited to the Account
shall be made in cash. Distribution
of stock equivalents credited to the Account shall be rounded down to the nearest whole share of Common Stock; fractional shares shall be accumulated until such time as a final distribution is made, in which case any fractional share shall be paid in cash in an amount equal to the fractional share multiplied by the closing price of the Common Stock on the date of final distribution.

                           (vi) The Company shall deduct from all distributions
hereunder any taxes required to be
withheld by the Federal or any state or local government.

                  (d)      Change to Time or Form of Distribution

                  A Director may elect a different form, or a different fixed time (or fixed schedule), for the deferrals made in each calendar year. Those portions of a Director's Account that are distributable at the same time and in the same form shall be distributed together. A Director may delay the time that his or her Account is distributed or change the form of distribution to be made by executing and delivering a new election form to the Company indicating such change, subject to the following:

                           (i) The change shall apply only to Deferrable
Compensation earned in the calendar year(s)following the calendar year in which a subsequent election form indicating the change is delivered to the Company;

                           (ii) Notwithstanding Section 6(d)(i) if the Director
so specifies in a subsequent election
form, the change shall apply to the Director's entire Account, subject to the following restrictions:

                                    (A) The change shall not accelerate the time
that the Director's Account is distributed, except as provided in Treasury Regulations under Section 409A of the Code.

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                                    (B) The change shall not become effective
for 12 months from the date the subsequent election form indicating the change is delivered to the Company;

                                    (C) The subsequent election form must be
filed at least 12 months prior to the
time of distribution that was originally selected by the Director; and

                                    (D) Distribution of the Director's Account
shall not begin until 5 years from the
time of distribution that was originally selected by the Director.

If a revised election is ineffective for any reason, for example, because it was made less than 12 months before the distribution event or because it attempts to accelerate the time or schedule of payment, the Director's previous distribution election that (but for the subsequent ineffective election) would be effective on the commencement date shall govern the distribution.


         7.       Change in Control

                  (a) Notwithstanding any other provision of the Plan, if a Change in Control occurs and within one year subsequent to such Change in Control either the Director "separates from service" (within the meaning of Section 409A of the Code) or, but only to the extent permitted under Section 409A of the Code, the Plan is terminated, then the balance in the Account shall be distributed in a lump sum to the Director within 30 days after January 1 of the calendar year following the year in which such subsequent event takes place.

                  (b) Distributions of the stock equivalents in the Account shall be made in cash in an amount equal to the number of stock equivalents to be distributed multiplied by the average closing price of the Common Stock for the five trading days immediately preceding either (i) the date on which the right to such distribution arose (that is, the date the Director separates from service or the date the Plan is terminated, as applicable) or (ii) the date of the Change in Control, whichever is greater. For purposes of this paragraph, "Common Stock" means the Common Stock of the Company or of the continuing or surviving corporation following a Change in Control, as applicable.

                  (c) A "Change in Control" shall mean

                           (i)      for purposes of  determining  whether
Section 7(a) applies in the case of a Director's separation from service and the value of stock equivalents under Section 7(b), (A) a merger, consolidation or reorganization of the Company in which, as a consequence of the transaction, the incumbent Directors immediately prior to such transaction do not constitute a majority of the directors of the continuing or surviving corporation; (B) the acquisition, directly or indirectly, of the power to vote 50% or more of the outstanding Common Stock of the Company by any person, entity or "group" (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934); or (C) any sale or other transfer, in one or a series of transactions, of all or substantially all of the assets of the Company; unless, in any case, a majority of the incumbent Directors determines that such transaction or event shall not, for purposes of the Plan, be deemed a Change in Control; and


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                            (ii)    for purposes of determining whether Plan
termination following a Change in Control constitutes a distributable event under Section 7(a), [reserved pending guidance under Section 409A of the Code].

                  (d) The Company shall promptly reimburse the Director for all legal fees and expenses reasonably incurred in successfully obtaining or enforcing any right or benefit provided under this Section.

         8. Six Month Holding Period and Other Restrictions. All shares of Common Stock issued under the Plan must be held for six months from the date of issuance prior to any disposition by the Director. The Directors are subject to the restrictions of Section 16(b) of the Securities Exchange Act of 1934, and may not resell such Common Stock except pursuant to a Registration Statement or an exemption from the registration requirements under the Securities Act of 1933. The Company may endorse on certificates representing shares of Common Stock issued pursuant to the Plan such legends referring to applicable restrictions on resale as it deems appropriate.

         9. Issuance of Common Stock. The maximum number of shares of Common Stock available for issuance pursuant to the Plan shall be 200,000 shares, subject to adjustment as set forth in Section 10. The shares of Common Stock issuable to Directors under the Plan may be issued from shares held in the Company's treasury or from authorized and unissued shares.

         10. Adjustment to Shares of Stock Issuable Pursuant to Plan. In the event of any change in the outstanding shares of Common Stock of the Company by reason of any stock split, stock dividend or recapitalization of the Company, an equitable adjustment shall be made to the number of shares issuable under the Plan, the amount of the annual Common Stock retainer set forth in Section 3 and the number of stock equivalents credited to the stock balance in the Account for any Director, as the Board determines is necessary or appropriate, in its discretion, to give proper effect to such corporate action. Any such adjustment determined in good faith by the Board shall be conclusive and binding for all purposes of the Plan.

         11. Amendments. The provisions of Section 7 may not be amended or modified after the occurrence of a Change in Control. The Plan may otherwise be amended, modified or terminated by the Board at any time, provided that no such action shall reduce the amounts credited to the Account of any Director immediately prior to such action or change the time, method or manner of distribution of such Account.

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         12. Miscellaneous.

                  (a) The provisions of the Plan shall be binding upon and enforceable against the Company and/or the continuing or surviving corporation in a Change of Control.

                  (b) Neither the Director nor any other person shall have any interest in any fund or in any specific asset of the Company by reason of amounts credited to the Account of a Director hereunder, or the right to exercise any of the rights or privileges of a shareholder (including the right to vote) with respect to any stock equivalents credited to the Account or to receive any distribution under the Plan except as expressly provided for in the Plan. Distributions hereunder shall be made from the general assets of the Company, and the rights of the Director shall be those of an unsecured general creditor of the Company.

                  (c) The interest of the Director under the Plan shall not be assignable by the Director or the Director's beneficiary or legal representative, either by voluntary assignment or by operation of law, and any such attempted assignment shall be ineffective to transfer the Director's interest; provided, however, that (i) the Director may designate beneficiaries to receive any benefit payable under the Plan upon death, and (ii) the legal representative of the Director's estate may assign his or her interest under the Plan to the persons entitled to any such benefit.

                  (d) Nothing contained herein shall impose any obligation on the Company to continue the tenure of the Director beyond the term for which such Director has been elected or prevent his or her removal.

                  (e) The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Georgia. The Plan shall be interpreted by and all questions arising in connection therewith shall be determined by the Governance Committee of the Board, whose interpretation or determination shall be conclusive and binding. The Company intends that this Plan meet the requirements of Section 409A of the Code so that Deferrable Compensation deferred under this Plan not be included in income under Section 409A of the Code. Any ambiguities in this Plan shall be construed to effect the intent as described in this Section 12(e). If any provision of this Plan is found to be in violation of the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render such provision in conformity with the requirements of Section 409A of the Code, or shall be deemed excised from this Plan, and this Plan shall be construed and enforced to the maximum extent permitted by Section 409A of the Code as if such provision had been originally incorporated in this Plan as so modified or restricted, or as if such provision had not been originally incorporated in this Plan, as the case may be.

                  (f) The Board shall be the administrator of this Plan, and the Board has the exclusive responsibility and complete discretionary authority to control the operation, management and administration of this Plan, with all powers necessary to enable it properly to carry out those responsibilities, including (but not limited to) the power to construe this Plan, to determine eligibility for benefits, to settle disputed claims and to resolve all administrative, interpretive, operational, equitable and other questions that

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arise under this Plan. The decisions of the Board on all matters within the scope of its authority shall be final and binding. To the extent a discretionary power or responsibility under this Plan is expressly assigned to a person or committee by the Board, that person or committee will have complete discretionary authority to carry out that power or responsibility and their decisions on all matters within the scope of their authority will be final and binding.


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